UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 6, 2012

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

(678) 332-5000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Paul McGinn as Chief Executive Officer and Member of the Board of Directors

On February 6, 2012, Mr. Paul McGinn was appointed as the Chief Executive Officer and as a Member of the Board of Directors (the “Board”) of CIG Wireless Corp. (the “Company”).

Mr. McGinn previously served as the President of TCP Consultants, Inc. since 2007.  TCP is a consulting firm that specializes in the telecommunications sector with a focus on wireless applications.  From 2002 until 2007, Mr. McGinn was the Chief Executive Officer of TCP Communications, LLC.  TCP was founded in September 2002, focusing on acquisitions and raw land development for wireless communication towers in the eastern United States.  From 1996 until 2002, Mr. McGinn served as the Director of Acquisitions, for SBA, Inc.  Mr. McGinn studied accounting at Worcester State College.

On January 27, 2012, the Company entered into a binding term sheet with Mr. McGinn covering the terms and conditions of his services, including compensation arrangements, as disclosed in Item 5.02 of Form 8-K filed on February 3, 2012 with the U.S. Securities & Exchange Commission (the “SEC”), as to which such disclosures are incorporated herein by reference thereto.  The Company and Mr. McGinn intend to enter into a customary long form employment agreement as soon as reasonably possible.

Resignation of Akram Baker as Chief Executive Officer and Appointment to the Board

In connection with the appointment of Mr. McGinn as the new CEO of the Company, effective as of February 6, 2012 Mr. Akram Baker has resigned as the Chief Executive Officer of the Company.  Mr. Baker also resigned from his officer positions of the Company’s subsidiaries effective upon his resignation as CEO of the Company.  Mr. Baker has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices with regard to the transition of his services.

On February 8, 2012 Mr. Baker was appointed to the Board of Directors of the Company.  The biographical information and background of Mr. Baker has been disclosed in Item 10 of the Form 10-K filed with the SEC on February 6, 2012, as to which such disclosures are incorporated herein by reference thereto.  The Company and Mr. Baker have not yet determined the compensation arrangements pertaining to his services as a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Sebastien Koechli
Name: Sebastien Koechli Title: President

Date:      February 8, 2012